Exhibit 99.1

NEWS
RELEASE

2010-02

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS FOURTH QUARTER 2009 RESULTS

HOUSTON, TEXAS, February 25, 2010 – Frontier Oil Corporation (NYSE: FTO) today announced a net loss of $75.1 million, or $0.72 per share, for the quarter ended December 31, 2009, compared to net income of $119.0 million, or $1.15 per diluted share, for the quarter ended December 31, 2008.  For the twelve months ended December 31, 2009, Frontier reported a net loss of $83.8 million, or $0.81 per share, compared to net income of $226.1 million, or $2.18 per diluted share, for the twelve months ended December 31, 2008.

During the fourth quarter of 2009, Frontier switched inventory valuation accounting methods from the first-in, first-out (FIFO) method to the last-in, first-out (LIFO) method.  As a result of this accounting change, Frontier will receive a one-time tax refund of $85.6 million.  In addition, Frontier’s Board of Directors has suspended the Company’s quarterly cash dividend due to contractual limitations under the restricted payments provision of the Company’s senior notes indentures.

Weak demand for refined products, particularly distillates, and narrow crude differentials were the primary contributors to the fourth quarter and full year 2009 results.  Average diesel crack spreads declined steeply to $7.03 per barrel for the fourth quarter of 2009, compared to $21.81 per barrel for the same period of 2008.  This was partially offset by the improvement in average gasoline crack spreads to $4.40 per barrel in the most recent quarter, from negative $0.95 per barrel for the fourth quarter of 2008.  Similarly for the full year, average gasoline crack spreads improved modestly by $2.85 per barrel between 2009 and the prior year, while average diesel crack spreads dropped by $16.34 per barrel over the same period.

Crude differentials in the fourth quarter of 2009, while slightly improved over the first half of the year, remained significantly below those of 2008 and prior years primarily due to the global decline in the supply of heavy and sour crudes.  The light/heavy crude differential averaged $7.71 per barrel for the fourth quarter of 2009, compared to $15.27 per barrel for the same period of 2008, and $6.34 per barrel for the full year 2009, compared to $17.38 per barrel in 2008.  The WTI/WTS spread averaged $2.27 per barrel in the most recent quarter, compared to $3.30 per barrel for the fourth quarter of 2008, and $1.65 per barrel for the full year 2009, compared to $3.92 per barrel in 2008.

Also impacting the fourth quarter results was the reduced throughput at the El Dorado refinery due to planned major turnaround maintenance on the FCC unit, gasoil hydrotreater, and other associated units. As a result, total crude charges in the fourth quarter for the El Dorado and Cheyenne refineries combined were 121,840 barrels per day (bpd), down from 168,301 bpd for the fourth quarter of 2008.

Frontier’s President and CEO, Mike Jennings, commented, “While we are displeased to report our first annual loss in a decade, we recognize the cyclical nature of this industry and have confidence in the strengths that define Frontier - advantaged markets, quality assets, and a conservative balance sheet.  We remain focused on reducing our operating expenses and improving our yields at the Cheyenne refinery.  While we do not expect a near-term recovery for the refining industry, we believe we are well positioned to participate in the recovery as the U.S. economy strengthens.”

During the three months ended December 31, 2009, Frontier produced a loss of $6.1 million in operating cash flows, invested $49.2 million in capital expenditures, and paid $6.3 million in dividends.  For the twelve months ended December 31, 2009, Frontier generated $140.9 million in operating cash flows, invested $171.0 million in capital expenditures, and paid $25.4 million in dividends.  As of December 31, 2009, Frontier had a cash balance of $425.3 million (which exceeded debt by $77.8 million) and had $498.2 million of working capital.  In addition, there were no cash borrowings under the Company’s revolving credit facility, which had $399.4 million of borrowing base availability at year end.

Conference Call

A conference call is scheduled for today, February 25, 2010 at 10:00 a.m. central time, to discuss the financial results.  To access the call, which is open to the public, please dial (800) 447-0521 several minutes prior to the call.  (international callers (847) 413-3238), passcode 26237001.  A recorded replay of the call may be heard through March 11, 2010 by dialing (888) 843-8996 (international callers (630) 652-3044) passcode 26237001.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
		As Adjusted (1)		As Adjusted (1)
	2009	2008	2009	2008
INCOME STATEMENT DATA ($000's except per share)
Revenues	$4,237,213	$6,498,780	$1,088,539	$1,348,139
Raw material, freight and other costs	3,888,308	5,716,091	1,073,967	1,035,566
Refining operating expenses, excluding depreciation	321,299	321,364	89,124	76,503
Selling and general expenses, excluding depreciation	58,668	44,169	19,731	11,790
Gain on sale of assets	-	44	-	-
Operating income (loss) before depreciation	(31,062)	417,200	(94,283)	224,280
Depreciation, amortization and accretion	74,308	65,756	20,082	17,684
Operating income (loss)	(105,370)	351,444	(114,365)	206,596
Interest expense and other financing costs	28,187	15,130	7,141	8,087
Interest and investment income	(2,279)	(5,425)	(331)	(734)
Provision (benefit) for income taxes	(47,518)	115,686	(46,121)	80,267
Net income (loss)	$(83,760)	$226,053	$(75,054)	$118,976
Diluted earnings (loss) per share of common stock	$(0.81)	$2.18	$(0.72)	$1.15
Average shares outstanding (000's)	103,597	103,607	103,774	103,211

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (2)	$(31,062)	$417,200	$(94,283)	$224,280
Cash flow before changes in working capital	42,833	466,684	(51,370)	347,569
Working capital changes	98,109	(169,409)	45,246	(270,684)
Net cash provided (used) by operating activities	140,942	297,275	(6,124)	76,885
Net cash used by investing activities	(170,770)	(216,835)	(49,196)	(49,161)
Net cash provided (used) by financing activities	(28,424)	105,693	(6,714)	(8,220)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	169,911	161,837	138,673	185,599
Gasoline yields	80,201	76,573	69,493	88,680
Diesel yields	66,039	58,748	52,360	75,256
Total sales	175,272	166,372	152,672	191,952

Refinery operating margins information ($ per sales bbl)
Refined products revenue	$66.32	$104.15	$78.01	$65.57
Raw material, freight and other costs (1)	60.78	93.87	76.46	58.64
Refinery operating expenses, excluding depreciation	5.02	5.28	6.35	4.33
Depreciation, amortization and accretion	1.16	1.08	1.42	1.00

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$6.61	$17.15	$8.56	$15.68
WTI/WTS crude oil differential ($ per bbl)	1.65	3.92	2.27	3.30
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	6.01	17.85	6.93	14.40

BALANCE SHEET DATA ($000's)	At December 31, 2009		At December 31, 2008
Cash, including cash equivalents (a)		$425,280		$483,532
Working capital		498,190		639,188
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,485		347,220
Shareholders' equity (d)		943,976		1,038,976
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-9.0%		-15.1%

(1)
During the fourth quarter of 2009, the Company changed its crude oil, unfinished and finished product inventory valuation method to the LIFO method from the FIFO method.  The comparative financial statements for 2008 have been adjusted to apply the new method retrospectively.

(2)
Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the twelve months and three months ended December 31, 2009 and 2008 is reconciled to net income as follows:

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
		As Adusted (1)		As Adjusted (1)
	2009	2008	2009	2008

Net income (loss)	$(83,760)	$226,053	$(75,054)	$118,976
Add provision (benefit) for income taxes	(47,518)	115,686	(46,121)	80,267
Add interest expense and other financing costs	28,187	15,130	7,141	8,087
Subtract interest and investment income	(2,279)	(5,425)	(331)	(734)
Add depreciation, amortization and accretion	74,308	65,756	20,082	17,684
Adjusted EBITDA	$(31,062)	$417,200	$(94,283)	$224,280

*****